Exhibit 99.1

VIACOM REPORTS QUARTERLY AND NINE-MONTH FISCAL 2010 RESULTS

•	Adjusted Operating Income Up in the September Quarter with Solid Gains in Media Networks Driven by 8% Growth in Domestic Ad Sales and Double-Digit Growth in Affiliate Revenues

•	Adjusted Net Earnings from Continuing Operations and Adjusted Diluted EPS from Continuing Operations Grew 7% and 6% Respectively in the Quarter

•	Fiscal 2010 Adjusted Net Earnings from Continuing Operations and Adjusted Diluted EPS from Continuing Operations Both Rose 20%

•	Company Plans to Sell Harmonix; Accordingly, Business Reclassified as Discontinued Operation

New York, N.Y., Nov. 11, 2010 – Viacom Inc. (NYSE: VIA, VIA.B) today reported higher operating income and net earnings from continuing operations for the quarter ended September 30, 2010, reflecting strong gains in advertising, affiliate and television license fees.

2010 Results

	Quarter Ended September 30,		B/(W)	Nine Months Ended September 30,		B/(W)
(in millions, except per share amounts)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Revenues	$3,330	$3,172	5%	$9,337	$9,238	1%
Operating income	837	801	4%	2,207	1,904	16%
Adjusted operating income	837	801	4%	2,207	1,937	14%
Net earnings from continuing operations attributable to Viacom	488	454	7%	1,175	954	23%
Adjusted net earnings from continuing operations attributable to Viacom	461	432	7%	1,148	953	20%
Diluted EPS from continuing operations	0.80	0.75	7%	1.92	1.57	22%
Adjusted diluted EPS from continuing operations	$0.75	$0.71	6%	$1.88	$1.57	20%

Revenues in the quarter ended September 30, 2010 rose 5% to $3.33 billion reflecting growth in Media Networks and Filmed Entertainment. Adjusted operating income of $837 million was up 4% over the prior year’s adjusted results, with growth in Media Networks driven by an 8% rise in domestic advertising revenues and 10% growth in worldwide affiliate fees, partially offset by lower profits in the Filmed Entertainment segment due to the timing and mix of theatrical releases. Adjusted net earnings from continuing operations attributable to Viacom grew 7% to $461 million and adjusted diluted EPS from continuing operations were $0.75, a 6% increase over the prior year’s adjusted results of $0.71 per share.

As previously announced in mid-2009, Viacom changed its fiscal year end to September 30 commencing with the fiscal year 2010. As a result, Viacom’s fiscal year 2010 comprises the nine-month period of January 1, 2010 through September 30, 2010.

Viacom also announced that it plans to sell Harmonix, which developed the Rock Band music video game franchise. Accordingly, the Company reclassified the business as a discontinued operation and has recast its results from previous periods to reflect this change.

Revenues for fiscal 2010 increased 1% to $9.34 billion as growth in affiliate and advertising revenues was partially offset by a decline in the Filmed Entertainment segment due primarily to fewer home entertainment releases. Adjusted operating income was up 14% to $2.21 billion for the year, driven by solid growth in Media Networks and a $94 million improvement in Filmed Entertainment versus the prior year. Adjusted net earnings from continuing operations attributable to Viacom grew 20% to $1.15 billion and adjusted diluted earnings per share were $1.88, up 20% over the prior year’s adjusted results of $1.57 per share.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom once again has delivered strong results that reflect the enduring value of our brands, our focused strategy and our disciplined management team. We continue to benefit from the improving economy and look forward to even brighter days ahead.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “We are very pleased with the financial and operational results we delivered in fiscal 2010, which were the direct result of our continuing creative success. With a strong balance sheet and increasing free cash flow, we are delivering on our commitment to return capital to our shareholders with the institution of a quarterly cash dividend in the second quarter followed by the resumption of our stock repurchase program in October.

“Investing in our content and our brands has been and will continue to be the cornerstone of Viacom’s strategy. We never wavered from it even as we managed through the global recession. As a result, many of our cable networks today are achieving new ratings highs and producing hit shows that feed the cultural dialogue in the U.S. and abroad. This creative success coupled with the improving economy has fueled our advertising revenues, which were up 8% in the U.S. this quarter, our third consecutive quarter of sequential improvement.

“Our motion picture business continues on its trajectory of controlling overhead expenses as it pursues a film strategy focused on franchises and brands. The studio is off to a great start in fiscal 2011 with the box office success of Jackass 3D and Paranormal Activity 2.”

Revenues

Revenues	Quarter Ended September 30,		B/(W)	Nine Months Ended September 30,		B/(W)
(in millions)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Media Networks	$2,128	$1,979	8%	$6,077	$5,672	7%
Filmed Entertainment	1,231	1,224	1%	3,362	3,691	(9%)
Eliminations	(29)	(31)	N/M	(102)	(125)	N/M

Total revenues	$3,330	$3,172	5%	$9,337	$9,238	1%

N/M = Not Meaningful

Quarterly revenues of $3.33 billion increased 5% from $3.17 billion in the prior year. Media Networks generated $2.13 billion in revenues, an 8% improvement from the prior year. This result includes significant growth in advertising revenues, which were up 7% on a worldwide basis to $1.17 billion. Domestic ad revenues continued to benefit from a strong scatter market, rising 8% in the quarter. Worldwide affiliate revenues grew 10% to $799 million. Ancillary revenues increased 1% in the quarter to $160 million. Filmed Entertainment revenues grew 1% in the quarter to $1.23 billion driven primarily by an 18% increase in television license fees to $372 million as well as a 3% improvement in theatrical revenues to $372 million. Worldwide home entertainment revenues of $406 million represent a 13% decline over the prior year’s result, primarily due to fewer releases.

Fiscal 2010 revenues of $9.34 billion were up 1% from the $9.24 billion generated in the comparable nine-month period in 2009. Media Networks revenues grew 7% to $6.08 billion driven primarily by higher affiliate and advertising revenues. Worldwide advertising revenues increased 5% to $3.25 billion, reflecting strengthening trends in the global advertising market. The Company delivered 10% growth in its worldwide affiliate revenues to $2.37 billion for fiscal 2010. Worldwide ancillary revenues increased 11% to $454 million, principally reflecting growth in the Company’s online content licensing fees. Filmed Entertainment revenues declined 9% to $3.36 billion for the fiscal year primarily due to fewer home entertainment releases. Home entertainment revenues were down 30% to $951 million, reflecting five releases in fiscal 2010 versus 12 in the prior year’s comparable period, as well as lower catalog sales. This decline was partially offset by growth in theatrical revenues, which increased 4% to $1.28 billion due primarily to stronger performance from the Company’s tentpole films year-over-year. Worldwide television license fees were flat at $938 million.

Operating Income

Operating Income (Loss)	Quarter Ended September 30,		B/(W)	Nine Months Ended September 30,		B/(W)
(in millions)	2010	2009	2010 vs. 2009	2010	2009	2010 vs. 2009

Media Networks	$873	$803	9%	$2,399	$2,207	9%
Filmed Entertainment	52	73	(29%)	38	(56)	N/M
Corporate	(54)	(46)	(17%)	(150)	(142)	(6%)
Equity-based Compensation	(34)	(30)	(13%)	(80)	(71)	(13%)
Eliminations	–	1	N/M	–	(1)	N/M

Adjusted operating income	$837	$801	4%	$2,207	$1,937	14%
Restructuring and other charges	–	–	–	–	(33)	N/M

Operating income	$837	$801	4%	$2,207	$1,904	16%

N/M = Not Meaningful

Quarterly adjusted operating income increased 4% to $837 million compared with $801 million in the prior year. This growth was driven by a 9% increase in Media Networks operating income to $873 million, which reflects higher advertising and affiliate revenues partially offset by the Company’s continuing investment in programming. Filmed Entertainment operating income was down $21 million to $52 million due to the timing and mix of theatrical releases, particularly the difficult year-over-year comparison with the theatrical success of the 2009 hit tentpole Transformers: Revenge of the Fallen.

Fiscal 2010 adjusted operating income grew 14% to $2.21 billion versus $1.94 billion in the comparable period of 2009. Media Networks operating income was up 9% to $2.40 billion and Filmed Entertainment grew its operating income by $94 million versus the prior year’s comparable period as the segment delivered a $38 million profit. This increase primarily reflects the improved profitability of the fiscal 2010 releases.

Quarterly adjusted net earnings from continuing operations attributable to Viacom increased 7% to $461 million as compared with $432 million in the prior year. This growth reflects primarily the after-tax impact of higher operating income. Adjusted diluted net EPS from continuing operations for the quarter were $0.75, an increase of 6% over the comparable quarter in 2009 when adjusted diluted net EPS from continuing operations were $0.71.

Fiscal 2010 adjusted net earnings from continuing operations attributable to Viacom increased 20% to $1.15 billion versus $953 million, principally due to after-tax impact of higher operating income. Fiscal year 2010 adjusted diluted net EPS from continuing operations were $1.88 compared with $1.57 in the prior year’s comparable period.

Quarterly net earnings attributable to Viacom and Fiscal 2010 net earnings attributable to Viacom were $189 million and $854 million respectively, including the impact of reclassifying Harmonix as a discontinued operation. Diluted net EPS for the quarter were $0.31 and for fiscal 2010 were $1.40.

Stock Repurchase Program

On October 1, 2010, Viacom resumed share repurchases. Since that time, the Company has repurchased 4.3 million shares for an aggregate purchase price of $162 million. As of November 10, 2010, Viacom had $3.84 billion remaining in its $4 billion stock repurchase program.

Debt

At September 30, 2010, total debt outstanding, including capital lease obligations, was $6.75 billion, compared with $6.77 billion at December 31, 2009. The Company’s cash balances increased to $837 million at September 30, 2010 compared with $298 million at December 31, 2009.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Palladia, Logo, Nickelodeon, Nick at Nite, Nick Jr., TeenNick, Nicktoons, COMEDY CENTRAL, Spike TV, TV Land, BET, CENTRIC, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 500 digital media properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures; economic conditions generally, and in advertising and retail markets in particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its annual reports on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Senior Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455 kelly.mcandrew@viacom.com	(212) 846-7581 pamela.yi@viacom.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2010	2009	2010	2009

Revenues	$3,330	$3,172	$9,337	$9,238
Expenses:
Operating	1,709	1,657	4,883	5,186
Selling, general and administrative	712	637	2,025	1,915
Depreciation and amortization	72	77	222	233

Total expenses	2,493	2,371	7,130	7,334

Operating income	837	801	2,207	1,904
Interest expense, net	(103)	(107)	(320)	(325)
Equity in net losses of investee companies	(15)	(1)	(67)	(57)
Loss on extinguishment of debt	–	(84)	–	(84)
Other items, net	5	(13)	(8)	(47)

Earnings from continuing operations before provision for income taxes	724	596	1,812	1,391
Provision for income taxes	(234)	(139)	(627)	(427)

Net earnings from continuing operations	490	457	1,185	964
Discontinued operations, net of tax	(299)	9	(321)	(37)

Net earnings (Viacom and noncontrolling interests)	191	466	864	927
Net earnings attributable to noncontrolling interests	(2)	(3)	(10)	(10)

Net earnings attributable to Viacom	189	$463	854	$917

Amounts attributable to Viacom:
Net earnings from continuing operations	$488	$454	$1,175	$954
Discontinued operations, net of tax	(299)	9	(321)	(37)

Net earnings attributable to Viacom	$189	$463	$854	$917

Basic earnings per share attributable to Viacom:
Continuing operations	$0.80	$0.75	$1.93	$1.57
Discontinued operations	$(0.49)	$0.01	$(0.53)	$(0.06)
Net earnings	$0.31	$0.76	$1.40	$1.51

Diluted earnings per share attributable to Viacom:
Continuing operations	$0.80	$0.75	$1.92	$1.57
Discontinued operations	$(0.49)	$0.01	$(0.52)	$(0.06)
Net earnings	$0.31	$0.76	$1.40	$1.51

Weighted average number of common shares outstanding:
Basic	608.5	607.3	608.0	607.0
Diluted	611.3	608.6	610.7	607.9

Dividends declared per share of Class A and Class B common stock	$0.15	–	$0.30	–

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except par value)	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$837	$298
Receivables, net	2,417	2,876
Inventory, net	861	767
Deferred tax assets, net	77	108
Prepaid and other assets	281	244
Assets held for sale	76	137

Total current assets	4,549	4,430
Property and equipment, net	1,102	1,175
Inventory, net	4,145	3,731
Goodwill	11,035	11,107
Intangibles, net	467	554
Deferred tax assets, net	156	–
Other assets	568	589
Assets held for sale	74	314

Total assets	$22,096	$21,900

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$210	$247
Accrued expenses	1,000	1,148
Participants’ share and residuals	1,059	1,063
Program rights obligations	390	404
Deferred revenue	256	286
Current portion of debt	31	123
Other liabilities	435	394
Liabilities held for sale	117	86

Total current liabilities	3,498	3,751
Noncurrent portion of debt	6,721	6,650
Participants’ share and residuals	453	739
Program rights obligations	691	523
Deferred tax liabilities, net	–	84
Other liabilities	1,343	1,303
Liabilities held for sale	–	5
Redeemable noncontrolling interest	131	168
Commitments and contingencies
Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 52.0 and 52.4 outstanding, respectively	–	–
Class B Common stock, par value $0.001, 5,000.0 authorized; 556.5 and 555.0 outstanding, respectively	1	1
Additional paid-in capital	8,346	8,287
Treasury stock, 151.5 common shares held in treasury	(5,725)	(5,725)
Retained earnings	6,775	6,106
Accumulated other comprehensive income (loss)	(114)	35

Total Viacom stockholders’ equity	9,283	8,704
Noncontrolling interests	(24)	(27)

Total equity	9,259	8,677

Total liabilities and equity	$22,096	$21,900

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile the Company’s results for the quarter and nine months ended September 30, 2010 and 2009, to adjusted results that exclude the impact of certain items identified as affecting comparability (“Factors affecting comparability”), including restructuring charges, early extinguishment of debt and discrete tax benefits. The Company uses consolidated adjusted operating income, adjusted net earnings from continuing operations attributable to Viacom and adjusted diluted EPS from continuing operations, as applicable, among other measures, to evaluate the Company’s operating performance and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because they clarify the Company’s actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as the Company’s management. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for operating income, net earnings from continuing operations attributable to Viacom and diluted EPS as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)	Quarter Ended September 30, 2010
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$837	$724	$488	$0.80
Factors affecting comparability:
Discrete tax benefits(5)	–	–	(27)	(0.05)

Adjusted results	$837	$724	$461	$0.75

(in millions, except per share amounts)	Nine Months Ended September 30, 2010
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$2,207	$1,812	$1,175	$1.92
Factors affecting comparability:
Discrete tax benefits(5)	–	–	(27)	(0.04)

Adjusted results	$2,207	$1,812	$1,148	$1.88

(in millions, except per share amounts)	Quarter Ended September 30, 2009
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$801	$596	$454	$0.75
Factors affecting comparability:
Extinguishment of debt(4)	–	84	52	0.08
Discrete tax benefits(5)	–	–	(74)	(0.12)

Adjusted results	$801	$680	$432	$0.71

(in millions, except per share amounts)	Nine Months Ended September 30, 2009
	Operating Income	Pre-tax Earnings from Continuing Operations (1)	Net Earnings from Continuing Operations Attributable to Viacom (2)	Diluted EPS from Continuing Operations

Reported results	$1,904	$1,391	$954	$1.57
Factors affecting comparability:
Restructuring charges(3)	33	33	21	0.03
Extinguishment of debt(4)	–	84	52	0.09
Discrete tax benefits(5)	–	–	(74)	(0.12)

Adjusted results	$1,937	$1,508	$953	$1.57

(1)	Pre-tax earnings from continuing operations represent earnings before provision for income taxes.
(2)	The tax impact has been calculated using the rates applicable to the adjustments presented.
(3)	For the nine months ended September 30, 2009, adjusted results exclude $33 million of severance expenses attributable to the Media Networks and Filmed Entertainment segments, which occurred in the 2nd quarter of 2009.
(4)	For the quarter and nine months ended September 30, 2009, adjusted results exclude an $84 million pre-tax loss on the early extinguishment of a portion of the Company’s 5.75% Senior Notes due 2011.
(5)	For the quarter and nine months ended September 30, 2010, adjusted results exclude $27 million of discrete tax benefits primarily related to the disposition of certain assets. For the quarter and nine months ended September 30, 2009, adjusted results exclude $74 million of discrete tax benefits, the majority of which were the result of effectively settled audits.